Exhibit 10.77
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of December 19, 2008 (the “Effective Date”), between Questcor Pharmaceuticals, Inc., a California corporation (the “Company”), and Don Bailey (“Executive”).
W I T N E S S E T H:
WHEREAS, Executive has been employed by the Company pursuant to an Employment Agreement dated June 2, 2008 (the “Employment Agreement”), and the Company and Executive desire to amend and restate the terms of the Employment Agreement in order that the terms of the Employment Agreement comply with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:
     1. Employment.
          (a) Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to employ Executive and Executive hereby agrees to be employed by the Company under the terms of this Agreement, effective as of the Effective Date.
          (b) Term of Employment. Executive’s employment with the Company pursuant to this Agreement shall commence on the Effective Date and shall continue for an indefinite period of time until terminated as provided in Section 5 hereof (the “Employment Period”).
     2. Duties and Responsibilities. During the Employment Period, Executive shall serve as President and Chief Executive Officer of the Company and shall have duties and responsibilities as may be assigned to him from time to time by the Board of Directors of the Company (the “Board”); provided, however, that the Board shall delegate to Executive duties and responsibilities consistent with the duties and responsibilities of a chief executive officer. Executive shall report directly to the Board and shall comply with directives of the Board and all policies of the Company. Executive shall devote all of his skill and knowledge and all of his working time (other than periods of vacation, illness or disability) to the business of the Company. During the Employment Period, Executive shall not serve as an employee, officer, director, or consultant of, or otherwise perform services for compensation for, any other entity without the prior written consent of the Board; provided that Executive may serve as an officer or director of or otherwise participate in purely not-for-profit educational, welfare, social, religious and civic organizations so long as such activities do not interfere with Executive’s employment hereunder. The Company acknowledges that Executive currently serves on the board of directors of the entities set forth on Schedule 2, and the Board hereby consents to Executive’s continued service on these boards.
     3. Board Membership; Post-Employment Option Vesting. Upon the termination of Executive’s employment (including, without limitation, a termination by the Company with or

Without Cause (as hereinafter defined) or termination by Executive for Good Reason (as hereinafter defined), if Executive is a member of the Company’s Board at the time of such termination, he shall immediately tender to the Board his written and signed resignation from the Board, which resignation shall be effective immediately. If Executive desires to remain on the Board following the termination of his employment, he shall condition his resignation solely on the Board’s acceptance thereof and the Board shall in its sole discretion decide whether or not to accept the resignation. If the Board does not accept the resignation, then Executive shall continue to serve as a member of the Board and any stock options or restricted shares held by Executive shall continue to vest in accordance with their terms for so long as Executive remains on the Board. If Executive fails to tender his resignation from the Board in accordance with this Section 3 or if the Board accepts his resignation, then Executive’s stock options will stop vesting as of the date Executive’s employment was terminated.
     4. Compensation and Benefits.
          (a) Base Salary. During the Employment Period, the Company shall pay Executive a base salary at the annual rate of $525,000, subject to review and change by the Board at its discretion, which will be paid in a manner consistent with the Company’s customary payroll practices. Executive’s annual base salary payable hereunder is referred to herein as “Base Salary”.
          (b) Annual Bonus. In addition to Base Salary, Executive shall be eligible to receive a discretionary annual cash bonus (the “Cash Bonus”) in accordance with the Company’s “Incentive Compensation Policy and Process” (as such may be amended or replaced from time to time), in an amount up to a target percentage of Base Salary, which target percentage shall be set annually by the Board. For the year ending December 31, 2008, the target percentage is sixty-five percent (65%). The actual amount of any year end Cash Bonus will be determined by and within the discretion of the Board, and the Cash Bonus shall be paid on or before the fifteenth (15th) day after the completion of the external audit of the Company’s financial statements for the period for which the Cash Bonus relates, provided, however, it is the Company’s intent that the Board’s determination shall be completed and, if applicable, the Cash Bonus shall be paid, no later than December 31 of the calendar year following the calendar year to which such Cash Bonus relates.
          (c) Equity Incentive Compensation. In addition to Base Salary and the discretionary Cash Bonus, Executive shall be eligible to receive stock option awards and grants of restricted stock under the Company’s equity incentive plans, as determined from time to time by the Board.
          (d) Employee Benefit/Plan Participation. During the Employment Period, Executive shall be eligible, but shall not be required, to participate in various employee benefit plans sponsored or maintained by the Company in accordance with the terms and conditions of such plans, including those related to medical, dental, disability, and life insurance. Executive recognizes that the Company has the right, in its sole discretion, to amend, modify or terminate any employee benefit plans in accordance with their terms.
          (e) Business Expenses. Subject to the Company’s reimbursement policies and procedures, the Company shall reimburse Executive for all reasonable and necessary expenses incurred in the performance of Executive’s duties hereunder, upon presentation of expense statements or vouchers, receipts, and such other information and documentation as the Company may require. Any amounts payable under this Section 4(e) shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amounts provided under this Section 4(e) during any taxable year of Executive will not affect such amounts provided in any other taxable year of Executive, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.
     5. Termination of Employment.
          (a) Termination of the Employment Period. The Employment Period shall end if Executive’s employment with the Company terminates with or without Cause at the election of either Executive or the Company, or as a result of Executive’s death or Disability (“Disability” shall mean a physical or mental impairment that renders Executive unable to perform the essential functions of his position, with or without reasonable accommodation). In any such event, the Employment Period shall end and, except as otherwise provided herein, including with respect to the ongoing post-employment restrictions and covenants contained in Section 12, this Agreement shall terminate upon the effective date of such termination.
          (b) Termination by the Company With or Without Cause. The Company may terminate Executive’s employment at any time during the Employment Period with or without Cause effective immediately upon delivery of a Notice of Termination to Executive. Subject to the immediately following sentence “Cause” shall mean with respect to Executive, any of the following: (i) Executive’s material neglect of assigned duties with the Company or Executive’s failure or refusal to perform assigned duties with the Company, which continues uncured for thirty (30) days following receipt of written notice of such deficiency from the Board, specifying the scope and nature of the deficiency; (ii) Executive’s commission of a felony or fraud; or Executive’s misappropriation of property belonging to the Company or its affiliates; (iii) Executive’s commission of a misdemeanor or act of dishonesty, which causes material harm to the Company; (iv) Executive’s engaging in any act of moral turpitude which causes material harm to the Company; (v) Executive’s breach of the terms of this Agreement or any trading compliance program or any confidentiality, proprietary information or nondisclosure agreement with the Company; or (vi) Executive’s working for another company, partnership or other entity, whether as an employee, consultant or director, while an employee of the Company without the prior written consent of the Board (unless permitted by Section 2). Following a Change in Control (as defined in Section 7(c) below), “Cause” shall not include Executive’s acts or omissions contemplated by clause (i) in the immediately preceding sentence and shall only include those acts and omissions set forth in (ii) through (vi) above. Any determination of Cause as used herein will be made in good faith by the Board. A termination by the Company for reasons other than set forth in clauses (i) through (vi) (but excluding clause (i) following a Change in Control) above, or for no reason at all but not including a termination of the Employment Period as a result of death or Disability, shall be deemed a “Termination Without Cause.”
          (c) Voluntary Termination by Executive. Executive may voluntarily terminate his employment with the Company upon 30 days written notice to the Company.
          (d) Termination by Executive for Good Reason. Executive may terminate his employment with the Company for Good Reason. “Good Reason” shall mean the occurrence, without Executive’s written consent, of one or more of the following events: (i) the Company decreases Executive’s Base Salary below $400,000, (ii) the Company decreases Executive’s Annual Bonus target percentage to below 50% of Base Salary, (iii) the Company materially decreases Executive’s responsibilities, or (iv) the Company materially breaches the terms of this Agreement; provided that no such event shall constitute Good Reason hereunder unless (a) Executive shall have given written notice to the Company of Executive’s intent to resign for Good Reason within 30 days after Executive becomes aware of the occurrence of any such event (specifying in detail the nature and scope of the event), (b) such event or occurrence shall not have been cured within 30 days of the Company’s receipt of such notice, and (c) any Termination by Executive for Good Reason following such 30 day cure period must occur no later than the date that is 30 days following the expiration of such 30 day cure period. Executive’s Termination for Good Reason shall be treated as involuntary.
          For purposes of clause (iii) above, a material decrease in Executive’s responsibilities shall include, without limitation, a situation where Executive was no longer serving as the sole Chief Executive Officer of the Company’s parent corporation.
          (e) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive shall be communicated by a written Notice of Termination addressed to Executive or the Company, as applicable. The Company may also communicate its Notice of Termination verbally, in accordance with Section 14(g). Termination may be effective immediately upon communication of such Notice of Termination. A “Notice of Termination” shall mean a notice stating that Executive’s employment with the Company has been or will be terminated and the specific provisions of this Section 5 under which such termination is being effected.
          (f) Payments Upon Termination. Upon termination of Executive’s employment for any reason, the Company shall pay Executive (i) his Base Salary earned but not yet paid for services rendered to the Company on or prior to the date on which the Employment Period ends, (ii) any accrued but unused vacation days, (iii) any incurred but unpaid business expenses contemplated by Section 4(e) and other insurance related reimbursable expenses, and (iv) any amounts required under the Company’s Employee Stock Purchase Plan (or successor plans).
     6. Payments Upon Certain Terminations Not Involving a Change in Control.
          (a) Termination by the Company Without Cause or Termination by Executive for Good Reason. In addition to the payments described in Section 5(f) and subject to Section 8 and Section 10, provided that Executive has resigned from the Board as contemplated by Section 3 and is in compliance with his obligations under Section 12, in the event the Employment Period ends by reason of termination of Executive’s employment by the Company Without Cause or by Executive for Good Reason, the Company shall (i) in accordance with Section 4(b), pay Executive any annual bonus payable for services rendered in any annual bonus period for the year which had been completed in its entirety prior to the date on which the Employment Period ends and that had not previously been paid, (ii) continue to make Base Salary payments for a period 12 months following such termination of employment (the period of time such payments are provided, the “Severance Period”), payable over such 12 month period on the regular payroll dates of the Company in accordance with the Company’s payroll practices as in effect on such termination date, and subject to applicable tax withholding. Such continued Base Salary payments shall commence upon the first payroll date following the effective date of the Release Agreement referenced in Section 10, and the first continued Base Salary payment shall cover the period between the termination date and such payment, provided, however, no amount shall be paid pursuant to this Section 6(a) unless, on or prior to the fifty-fifth (55th) day following the date of the Executive’s Separation from Service (as defined in Section 8 below), Executive has executed an effective Release Agreement and any applicable revocation period has expired. Each installment payment made pursuant to this Section 6(a) (ii) shall be considered a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (including, without limitation, for purposes of Treasury Regulation

Section 1.409A-2(b)(2)(iii)). In the event the Employment Period ends on or prior to December 31, 2009 by reason of termination of Executive’s employment by the Company Without Cause or by Executive for Good Reason, subject to Section 10, Executive shall receive a pro rata portion (based upon the number of complete months within the fiscal year that shall have elapsed through the date of Executive’s termination of employment) of any Annual Bonus that the Board determines Executive would otherwise have received pursuant to Section 4(b) hereof for that calendar year had Executive been employed through the end of the year, which will be payable when and if such Annual Bonus would otherwise have been payable in accordance with Section 4(b) had Executive’s employment not terminated, provided again that Executive resigned from the Board immediately as contemplated by Section 3 and has been in compliance with his obligations under Section 12 from the date of termination through such payment dates. Notwithstanding the foregoing, Executive shall not be entitled to any pro-rated bonus unless the date of termination is after the first six months of the fiscal year in which it occurs. During the Severance Period, the Company shall continue to pay health insurance premiums for continued health insurance coverage for Executive and his currently insured dependents, provided that Executive makes a timely election to continue such coverage under COBRA and is not otherwise eligible for health insurance through any subsequent employer. If the termination is a result of Executive’s death or Disability, then Executive’s currently insured dependents shall upon their timely election be eligible to receive continued benefits pursuant to COBRA.
          (b) Duty to Mitigate. If Executive is reemployed for at least twenty (20) hours per week on average at any time after the termination date and before the end of the Severance Period, Executive shall promptly provide written notice to the Company of such reemployment, and all further severance compensation payments under this Section 6 shall be decreased by the amount of the annual compensation received by Executive from the new employer.
     7. Payments Upon Certain Terminations Involving a Change in Control.
          (a) Statement of Intent. The Board recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Company may exist and that the uncertainty and questions that it may raise among management could result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Board has decided to reinforce and encourage Executive’s attention and dedication to Executive’s assigned duties without the distraction arising from the possibility of a change in control of the Company.
          (b) Accelerated Vesting. Notwithstanding anything to the contrary in Section 13 of the Company’s 2006 Equity Incentive Award Plan (the “2006 Plan”), other than Sections 12.2(a) and 12.2(e) of the 2006 Plan, in the event that a Change in Control (as defined in the 2006 Plan) occurs, and Executive’s employment with the Company is terminated by the Company Without Cause or by Executive for Good Reason at any time within the three (3) month period before the date of such Change in Control or during the twelve (12) month period following the date of such Change in Control, one-hundred percent (100%) of the then-unvested shares of Questcor’s common stock subject to each of Executive’s outstanding stock options and one-hundred percent (100%) of Executive’s restricted shares subject to vesting will become immediately vested and exercisable on the date of such termination. The Company shall cause each option agreement evidencing the grant of stock options to Executive under the 2006 Plan (and successors to such plan) to reflect the accelerated vesting provisions set forth in this Agreement.

          (c) Cash Severance Upon Termination Without Cause or for Good Reason. Subject to Section 8 below, in the event that a Change in Control occurs, and Executive’s employment with the Company is terminated by the Company Without Cause or by Executive for Good Reason at any time within the three (3) month period before the date of such Change in Control or during the twelve (12) month period following the date of such Change in Control, Executive will receive severance compensation equal to the sum of (i) an amount equal to the product of his highest Base Salary in the calendar year in which the Change in Control occurs (but in no event less than $400,000) multiplied by the number two (2), plus (ii) an amount equal to the product of his target bonus as established by the Board or its Compensation Committee for the year during which the termination takes place (or if such target bonus has not yet been established, the target bonus for the prior year, but in no event using less than a 50% target percentage to establish the target bonus) multiplied by the number two (2), payable in accordance with Section 7(d) below.
          For purposes of this Section 7(c), “Change in Control” shall mean and include the following:
               (i) the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d) and 14(d) of the Exchange Act and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent 50% or more of the combined voting power of the Company’s then outstanding voting securities, other than:
                    (x) an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company;
                    (y) an acquisition of voting securities by the Company or a corporation owned, directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the stock of the Company; or
                    (z) in a public offering of the Company’s securities.
               (ii) A change in the composition of the Board occurring within a twelve (12) month period, as a result of which a majority of the incumbent directors are replaced by directors whose appointment or election is not endorsed by a majority of the incumbent directors before the date of the appointment or election; or
               (iii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets (provided, the sale of assets does not constitute a related party transfer as set forth in Treasury Regulation §1.409A-3(i)(5)(viii)(B)), in each case other than a transaction which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the

“Successor Entity”) directly or indirectly, at least fifty percent (50%) of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

               For purposes of subsection (i) of the definition of “Change in Control,” the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company’s shareholders, and for purposes of subsection (iii) of the definition of “Change in Control,” the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the Company’s shareholders.
          (d) Payment Administration. Subject to Section 8, the severance payment under Section 7(c) shall be made in a single lump sum on the release effective date of the Release Agreement referenced in Section 10; provided, however, no amount shall be paid pursuant to this Section 7(d) unless, on or prior to the fifty-fifth (55th) day following the later of (i) the Executive’s Separation from Service or (ii) the effective date of a Change in Control occurring within three months following Executive’s Separation from Service, Executive has executed an effective Release Agreement and any applicable revocation period has expired. Payments under Section 7(c) shall be in addition to the payments under Section 5(f) but shall be in lieu of, and not in addition to, the payment of any cash severance payments that Executive may otherwise be entitled to under Section 6 of this Agreement.
          (e) No Duty to Mitigate. Executive’s reemployment at any time following the termination of Executive’s employment shall have no effect on his right to collect severance under this Section 7.
     8. Section 409A Payment Delay.
          (a) Payment Delay. Notwithstanding anything herein to the contrary, to the extent any payments to Executive pursuant to Sections 6, 7, 9 or 11 are treated as non-qualified deferred compensation subject to Section 409A of the Code, then (i) no amount shall be payable pursuant to such section unless Executive’s termination of employment constitutes a “separation from service” with the Company (as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto) (a “Separation from Service”), and (ii) if Executive, at the time of his Separation from Service, is determined by the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and the Company determines that delayed commencement of any portion of the termination benefits payable to Executive pursuant to this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a “Payment Delay”), then such portion of the Executive’s termination benefits described in Section 6, 7, 9 or 11, as the case may be, shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s Separation from Service, (B) the date of the Executive’s death or (C) such earlier date as is permitted under Section 409A. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to a Payment Delay shall be paid in a lump sum to Executive within 30 days following such expiration, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).
          (b) Exceptions to Payment Delay. Notwithstanding Section 8(a), to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to Section 6, 7, 9 or 11, as the case may be, shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (with respect to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (with respect to short-term deferrals). Accordingly, the severance payments provided for in Section 6, 7, 9 and 11 are not intended to provide for any deferral of compensation subject to Section 409A of the Code to the extent (i) the severance payments payable pursuant to Section 6, 7, 9 or 11, as the case may be, by their terms and determined as of the date of Executive’s Separation from Service, may not be made later than the 15th day of the third calendar month following the later of (A) the end of the Company’s fiscal year in which Executive’s Separation from Service occurs or (B) the end of the calendar year in which Executive’s Separation from Service occurs, or (ii) (A) such severance payments do not exceed an amount equal to two times the lesser of (1) the amount of Executive’s annualized compensation based upon Executive’s annual rate of pay for the calendar year immediately preceding the calendar year in which Executive’s Separation from Service occurs (adjusted for any increase during the calendar year in which such Separation from Service occurs that would be expected to continue indefinitely had Executive remained employed with the Company) or (2) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) for the calendar year in which Executive’s Separation from Service occurs, and (B) such severance payments shall be completed no later than December 31 of the second calendar year following the calendar year in which Executive’s Separation from Service occurs.
          (c) Interpretation. To the extent the payments and benefits under this Agreement are subject to Section 409A of the Code, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder (and any applicable transition relief under Section 409A of the Code).
     9. Excise Tax Gross-Up.
          (a) Definitions. For purposes of this Section 9, the following terms shall have the meanings set forth below:
               (i) “Excise Tax” shall mean the Excise Tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with the respect to such Excise Tax.
               (ii) “Parachute Value” of a Payment shall mean the present value as of the date of the Change of Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm (as defined below) for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
               (iii) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.
               (iv) The “Safe Harbor Amount” means 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.
               (v) “Value” of a Payment shall mean the economic present value of a Payment as of the date of the Change of Control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

          (b) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then Executive shall be entitled to receive an additional payment (“Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (and any interest or penalty imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments; provided, however, that if the aggregate Parachute Value of all Payments does not exceed 125% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the Payments which are cash and thereafter the noncash Payments, unless Executive shall elect another method of reduction by written notice to the Company prior to the Change of Control.
          (c) Subject to the provisions of Section 9(e), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm designated by the Company immediately prior to the Change of Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). Any determination by the Accounting Firm shall be binding upon the Company and Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company.
          (d) Subject to Section 8 above, any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to Executive as and when the Excise Tax is incurred on a Payment, provided, however, such date shall be no later than the end of Executive’s taxable year following the taxable year in which the Executive remits payment of the Excise Tax (as provided in Treasury Regulation Section 1.409A-3(i)(1)(v)). As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9(e) and Executive thereafter is required to make a Payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.
          (e) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the Payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any Payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:
               (i) give the Company any information reasonably requested by the Company relating to such claim,
               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
               (iii) cooperate with the Company in good faith in order to effectively contest such claim, and
               (iv) permit the Company to participate in any proceedings relating to such claim;
               provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(e), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax (including interest or penalties with respect thereto) imposed with respect to such payment; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          (f) Notwithstanding any other provision of this Section 9, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Gross-Up Payment, and Executive hereby consents to such withholding.
     10. Release.
          (a) Execution of Release. As a condition of Executive’s right to receive the payments described in Sections 6(a), 7(c) and 9, Executive shall within 21 days following Executive’s termination of employment execute and deliver to the Company a full and complete release of all claims, known and unknown, that Executive may have against the Company and its related past and present entities, officers, directors, shareholders, agents, representatives, successors and employees, such release to be substantially in the form of the release attached hereto as Exhibit A (the “Release Agreement”); provided, however, that any conflict between the terms of this Agreement and such form of release attached as Exhibit A shall be resolved in favor of this Agreement.
          (b) Effect of Failure. In the event Executive fails to deliver or revokes the release referred to in Section 10(a) above, Executive shall not be entitled to any of the payments described in Section 6(a), 7(c) or 10 above. In the event that, prior to the end of the Severance Period, Executive breaches any of his obligations under this Agreement, including Sections 10 or 12 hereof, the Company’s obligations to provide the payments under Sections 6(a), 7(c) and 9 shall thereupon cease and the Company shall be entitled to recover from Executive any and all amounts theretofore paid to Executive pursuant to Section 6(a), 7(c) or 9.
     11. Death and Disability. In the event the Employment Period ends as a result of Executive’s death, this Agreement shall automatically terminate and Executive’s estate shall be entitled to receive (i) the amounts described in Section 5(f), (ii) any annual bonus payable for services rendered in any annual bonus period for the year which had been completed in its entirety prior to the date on which the Employment Period ends and that had not previously been paid, and (iii) a pro rata portion (based upon the number of complete months within the fiscal year that shall have elapsed through the date on which the Employment Period ends) of any annual bonus that the Board determines Executive would otherwise have received pursuant to Section 4(b) for that calendar year had Executive been employed through the end of the year. The bonus amounts under clauses (ii) and (iii) will be payable to Executive’s estate when and if such annual bonuses would otherwise have been payable, in accordance with Section 4(b), had the Employment Period not ended. Notwithstanding the foregoing, Executive’s estate shall not be entitled to any pro-rated bonus under clause (iii) unless the date the Employment Period ends is after the first six months of the fiscal year in which the Employment Period ends. In the event of Executive’s Disability, occurring during the term of his employment, if such Disability constitutes a “Section 409A Disability” (defined below), the Company shall, subject to Section 8 above, pay Executive in a lump sum payment an amount equal to ninety (90) days of Executive’s salary within ten (10) days following the date that the Company determines (with the consultation of an examining medical professional) that such Section 409A Disability has occurred. Additionally, Executive shall be entitled to his annual bonus, or pro rata portion thereof, as applicable, as described under clauses (ii) and (iii) above, except that the payments shall be to Executive and not his estate.
     For purposes of this Agreement, “Section 409A Disability” shall be defined as the Executive’s inability to engage in any substantial gainful activity by reason of (i) any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months; or (ii) any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, while receiving income replacement benefits for a period of not less than three months under an accident and health plan otherwise covering the Company’s employees.
     12. Proprietary Information.
          (a) Obligation to Maintain Confidentiality. Executive acknowledges that the continued success of the Company and its subsidiaries or affiliates depends upon the use and protection of proprietary information. Executive further acknowledges that the proprietary information obtained by him during the course of his employment with the Company or any of its subsidiaries or affiliates concerning the business or affairs of the Company, or any of its subsidiaries or affiliates is the property of the Company or such subsidiaries or affiliates, including information concerning acquisition opportunities in or reasonably related to the Company’s business or industry. Therefore, Executive agrees that he will not disclose to any unauthorized person or use for his own account any proprietary information, whether or not such information is developed by him, without the Board’s written consent, unless and to the extent that the proprietary information (i) becomes generally known to the public other than as a result of Executive’s acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law or court order. Executive shall take reasonable and appropriate steps to safeguard proprietary information and to protect it against disclosure, misuse, espionage, loss and theft. Executive shall deliver to the Company upon his termination of employment, and at any subsequent time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the proprietary information, Work Product (as defined below) or the business of the Company or any of its subsidiaries or affiliates (including, without limitation, all acquisition prospects, lists and contact information) which he may then possess or have under his control, and shall destroy any electronic copies of such materials and confirm such destruction in writing to the Company.
          (b) Ownership of Property. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Company’s or any of its subsidiaries’ or affiliates’ (including their predecessors prior to being acquired by the Company) actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by the Company or any of its subsidiaries or affiliates, including any of the foregoing that constitutes any proprietary information or records (“ Work Product ”), belong to the Company or such subsidiary or affiliate, and Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company or to such subsidiary or affiliate; provided , however , that the provisions of this Agreement requiring assignment of Work Product to the Company do not apply to any invention which qualifies under the provisions of California Labor Code Section 2870, the text of which is set forth in Exhibit B hereto. Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or such subsidiary or affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to the Company or such subsidiary or affiliate all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Executive shall perform all actions reasonably requested by the Board, at the Company’s sole expense, to establish and confirm the Company’s or such subsidiary’s or affiliate’s ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments) in Work Product and copyrightable work identified by the Board.
          (c) Third Party Information. Executive understands that the Company and its subsidiaries and affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its subsidiaries’ or affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During Executive’s employment with the Company and thereafter, and without in any way limiting the provisions of Section 7(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of the Company or its subsidiaries, affiliates, advisors or financing sources who need to know such information in connection with their work for the Company or its subsidiaries, affiliates, advisors or financing sources) or use, except in connection with his work for the Company or its subsidiaries, affiliates, advisors or financing sources, Third Party Information unless expressly authorized by the Board in writing.
          (d) Use of Information of Prior Employers. During Executive’s employment with the Company, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company or any of its subsidiaries or affiliates any confidential information or trade secrets of any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or person.
     13. Injunctive Relief with Respect to Covenants. Each party acknowledges and agrees that the agreements and covenants of such party under Section 12 hereof relate to special, unique and extraordinary matters and that a violation or threatened violation of any of the terms of such agreements and covenants will cause the other party irreparable injury for which adequate remedies are not available at law. Therefore, each party agrees that the other party shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining the first party from committing any violation of the agreements and covenants contained in Section 12. These injunctive remedies are cumulative and are in addition to any other rights and remedies either party may have under this Agreement.
     14. Miscellaneous.
          (a) Survival. To the extent necessary to give effect to such provisions, the provisions of this Agreement shall survive the termination hereof, whether such termination shall be by expiration of the Employment Period or otherwise.
          (b) Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession occurs by operation of law) by reason of the sale of all or a portion of the Company’s equity securities, a merger, consolidation or reorganization involving the Company or, unless the Company otherwise elects in writing, a sale of all or a portion of the assets of the business of the Company. This Agreement shall also inure to the benefit of Executive’s heirs, executors, administrators and legal representatives.
          (c) Assignment. Executive may not assign this Agreement. The Company may assign its rights, together with its obligations, under this Agreement (i) to any affiliate or subsidiary or (ii) to third parties in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.
          (d) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein and supersedes any and all prior agreements, whether written or oral. Executive’s Offer Letter dated June 2, 2008 is hereby superseded and of no further force or effect, and no other agreement relating to the terms of Executive’s employment by the Company, oral or otherwise, shall be binding between the employee and the Company or any other party unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences.
          (e) Severability; Reformation. In the event that one or more of the provisions of this Agreement is or shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event any covenant contained herein is not enforceable in accordance with its terms, including, but not limited to, if found to be excessively broad as to duration, scope, activity or subject, Executive and the Company agree that such covenant shall be reformed to make it enforceable in a manner that provides as nearly as possible the result intended by this Agreement so as to be enforceable to the maximum extent compatible with applicable law.
          (f) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.
          (g) Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by email and shall be effective upon actual receipt by the party to which such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):
If to the Company:
Questcor Pharmaceuticals, Inc.
Attention: Chairman of the Board of Directors
3260 Whipple Road
Union City, California 94587
If to Executive:
To the most recent address of the Executive set forth in the personnel records of the Company. In addition to written notice, the Company shall use its commercially reasonable efforts to provide Executive with email and live (or voice mail) telephonic communication for any notice made hereunder.
          (h) Amendments. This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.
          (i) Headings. Headings to sections in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

          (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
          (k) Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company under applicable Federal, State or local income or employment tax laws or similar statutes or other provisions of law then in effect.
          (l) Disputes. Any and all disputes connected with, relating to or arising from Executive’s employment with the Company, this Agreement, or the Release attached as Exhibit A, will be settled by final and binding arbitration in accordance with the rules of the American Arbitration Association as presently in force. The only claims not covered by this Agreement are claims for benefits under the unemployment insurance or workers’ compensation laws. Any such arbitration will take place in Orange County, California. The parties hereby incorporate into this agreement all of the arbitration provisions of Section 1283.05 of the California Code of Civil Procedure. The Company understands and agrees that it will bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator. Each side will bear his/its own attorneys’ fees, and the arbitrator will not have authority to award attorneys’ fees unless a statutory section at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator has authority to make such award as permitted by the statute in question. The arbitration shall be instead of any civil litigation; this means that Executive is waiving any right to a jury trial, and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.
          (m) Governing Law. This Agreement shall be governed by the laws of the State of California, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.
          (n) Representation. Executive acknowledges that Stradling Yocca Carlson & Rauth represents the Company and Executive has neither sought nor received legal advice from Stradling Yocca Carlson & Rauth in connection with this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has hereunto set his hand as of the day and year first above written.

Questcor Pharmaceuticals, Inc.

By:	/s/ Virgil Thompson Name: Virgil Thompson
Title: Chairman of the Board of Directors

Executive

By:	/s/ Don Bailey

Don Bailey

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